------------------------------
                                                           OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number
                                                 Expires:
                                                 Estimated average burden
                                                 hours per response ....... 0.5
                                                 ------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Waveland International, Ltd.
-------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     227 W. Monroe, Suite 4800
-------------------------------------------------------------------------------
                                    (Street)

     Chicago,                Illinois                  60606
-------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     July 1, 1999
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     The Cronos Group (NASDAQ: CRNS)
_______________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [x]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


           -------------------------------------------------
_______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person

     [x]  Form Filed by More than One Reporting Person

===============================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------

   Common Shares                         1,039,500                   D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

*   If the Form is filed by more than one  Reporting  Person,  see  Instruction
    5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                         (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:


 WAVELAND INTERNATIONAL, LTD


By:  /s/ David S. Richter                                    July 8, 1999
---------------------------------------------           -----------------------
     David S. Richter, Director                                 Date
     **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                           ATTACHMENT

     Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 5(b)(v) of Form 3, the undersigned hereby execute this attachment as joint filers with respect to the foregoing Initial Statement of Beneficial Ownership of Securities (Date of Event Requiring Statement - 7/1/99) regarding certain Common Shares of The Cronos Group (NASDAQ: CRNS):


     WAVELAND PARTNERS, L.P.
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606
     By: Waveland Capital Management, L.P.
           Its: General Partner
           By: Clincher Capital Corporation
                 Its: General Partner

                 By:   /s/ David S. Richter
                      --------------------------
                      David S. Richter, President


     WAVELAND CAPITAL MANAGEMENT, L.P.
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606
     By: Clincher Capital Corporation
           Its: General Partner

                 By:   /s/ David S. Richter
                      --------------------------
                      David S. Richter, President


     CLINCHER CAPITAL CORPORATION
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606

                 By:   /s/ David S. Richter
                      --------------------------
                      David S. Richter, President


     WAVELAND CAPITAL MANAGEMENT, LLC
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606


                 By:   /s/ David S. Richter
                      --------------------------
                      David S. Richter, Manager


     WAVELAND PARTNERS, LTD.
     227 West Monroe, Suite 4800
     Chicago, Illinois 60606

                 By:   /s/ David S. Richter
                      --------------------------
                      David S. Richter, Director

                                                                        Page 3